ASSUMPTION AGREEMENT

THIS Indenture hereby made as of the 6 day of May, 1999.

BETWEEN:

CALLDIRECT ENTERPRISES INC., a company duly incorporated pursuant to the laws of the Province of Alberta and having an office at 120, 6165 Highway 17, Delta, British Columbia, V4K 5B8

(herein called the "Vendor")

OF THE FIRST PART

AND:

SUNCOM TELECOMMUNICATIONS INC., a company incorporated pursuant to the federal laws of Canada, and having an office at 120 North LaSalle Street, Suite 1000, Chicago, Illinois, U.S.A. 60602

(herein called the "Purchaser")

OF THE SECOND PART

WITNESSES THAT WHEREAS:

A. By Asset Purchase Agreement (the "Asset Purchase Agreement") dated for reference May 6, 1999, the Vendor agreed to sell to the Purchaser the business known as CallDirect Enterprises Inc. (the "Business") on the terms and conditions and for the purchase price therein provided;

B. The Asset Purchase Agreement provided that the said purchase price was to be paid in part by the assumption by the Purchaser of the Assumed Indebtedness (as defined in the Asset Purchase Agreement);

C. Various representations and warranties were made by the Vendor to the Purchaser in the Asset Purchase Agreement respecting the Assumed Indebtedness;

NOW THEREFORE, in consideration of the premises and the sum of $1.00 and other good and valuable consideration now paid by the Vendor to the Purchaser, the receipt whereof is hereby acknowledged by the Purchaser:

1. The Purchaser agrees that from and after the Closing Date (as defined in the Asset Purchase Agreement), the Purchaser will assume, perform, and discharge all of the obligations and liabilities of the Vendor in respect of the Assumed Indebtedness and all instruments evidencing or pertaining to the Assumed Indebtedness as disclosed in Schedule "14" to the Asset Purchase Agreement, and agrees to indemnify and save harmless the Vendor from and against all claims, actions, suits, proceedings, demands, assessments, judgments, charges, penalties, costs, and expenses (including the full amount of any legal expenses invoiced to the Vendor) made or claimed against or suffered or incurred by the Vendor resulting from or arising out of or in connection with the failure by the Purchaser to assume, perform, and discharge as aforesaid PROVIDED THAT the Vendor may, but will not be bound to, pay and satisfy same as the Vendor deems fit, and all moneys expended by the Vendor in so paying or satisfy same will constitute indebtedness of the Purchaser to the Vendor hereunder payable on demand.

2. This Indenture will be read and construed together with the Asset Purchase Agreement, and the rights and obligations of the parties hereto will be determined in accordance with the covenants, agreements, conditions, representations, and warranties contained in the Asset Purchase Agreement.

3. This Indenture will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF the Purchaser has executed these presents as of the day and year first above written.

CALLDIRECT ENTERPRISES INC.

Per: /s/ signed
Authorized Signatory

SUNCOM TELECOMMUNICATIONS INC.

Per: /s/ signed
Authorized Signatory